Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com
News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter and Full-Year 2018 Results

2018 Operating Profit of $110.4 Million vs. Prior Year of $123.6 Million

2018 Net Income of $23.4 Million vs. Prior Year of $29.1 Million

2018 Adjusted EBITDA of $221.6 Million vs. Prior Year of $200.4 Million

Q4 2018 Diluted EPS of $(0.13) vs. Prior Year of $(0.71)

Adjusted Q4 2018 EPS of $0.60 vs. Prior Year of $0.40

Provides 2019 Outlook; Reflects Cautious View with Potential for Upside

PITTSBURGH, March 1, 2019 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported a net loss attributable to Koppers for the fourth quarter of $2.6 million, or $(0.13) per diluted share compared to net loss of $14.8 million, or $(0.71) per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $12.4 million and $0.60 per share for the fourth quarter of 2018 compared to $9.0 million and $0.40 per share in the prior year quarter, respectively.

Adjustments to pre-tax income totaled $18.3 million for the fourth quarter of 2018 and $18.1 million for the fourth quarter of 2017.  The current year quarter adjustments primarily reflected restructuring expenses, non-cash LIFO expense and non-cash expense related to mark-to-market commodity hedging.  The prior year quarter adjustments consisted of restructuring expenses, non-cash LIFO expense and pension settlement charges, partially offset by a non-cash benefit associated with mark-to-market commodity hedging.

Consolidated sales were $425.4 million for the fourth quarter of 2018, an increase of $59.3 million, or 16.2 percent, from sales of $366.1 million in the prior year quarter.  The year-over-year increase in sales for the quarter was driven by acquisitions in the current year as well as its wood-treatment business segments.  The Railroad and Utility Products and Services (RUPS) business benefited from acquisitions in the current year as well as improvements in all categories of railroad related products and services.  The Performance Chemicals (PC) business reflected increased sales, primarily due to higher average pricing driven by a more favorable mix and improved demand in North America.  The Carbon Materials and Chemicals (CMC) segment reported lower sales, primarily due to declines in China and Europe, partially offset by higher sales in Australia.

The performance reported by RUPS included the contribution from recent acquisitions as well as improved production utilization driven by slightly higher volumes.  CMC’s profitability improved slightly from the prior year quarter, reflecting an attractive margin level due to pricing outpacing raw material increases and permanent cost savings realized from prior restructuring initiatives, partially offset by lower profitability in China.  Results for PC’s business were lower year over year due to the acceleration of commodity hedge gains in the prior year that contributed to abnormally lower raw material costs compared with the current year quarter.

Commenting on the quarter, President and CEO Leroy Ball said, “In the fourth quarter, we saw year-over-year top-line improvement in our Rail Products and Services business for the first time since the end of 2015.  If weather conditions had cooperated during this timeframe, it would have allowed greater production of untreated ties and volumes could have been even higher.  In our Performance Chemicals business, results for the quarter were lower compared to prior year, but in line with our expectations.  More importantly, through many efforts and actions, we believe we have set the stage for 2019 to be much improved in our core wood-based technology businesses.”

Fourth-Quarter Financial Performance

•

Sales for RUPS of $164.2 million increased by $54.7 million, or 50.0 percent, compared to sales of $109.5 million in the prior year quarter.  Earlier in the year, Koppers acquired M.A. Energy Resources as well as the Industrial Division of Cox Industries, now renamed as Koppers Utility and Industrial Products (UIP).  In addition to the acquisitions, sales benefited from favorable pricing trends for crossties and higher demand for its railroad bridge services, partially offset by lower volumes related to utility products in Australia.  Operating profit for the fourth quarter was at breakeven, compared with operating loss of $3.9 million, or 3.6 percent, in the prior year quarter.  Adjusted EBITDA for the fourth quarter was $8.9 million, or 5.4 percent, compared with $1.3 million, or 1.2 percent, in the prior year quarter.  The increase in adjusted EBITDA was due primarily to higher profitability from the legacy railroad business as well as the contribution from recent acquisitions.

•

Sales for PC of $99.3 million increased by $6.3 million, or 6.8 percent, compared to sales of $93.0 million in the prior year quarter.  The sales increase was due primarily to a favorable product mix as well as improved demand in North America.  Operating profit was $8.0 million, or 8.1 percent, for the fourth quarter, compared with $14.8 million, or 15.9 percent, in the prior year quarter.  Adjusted EBITDA was $13.9 million, or 14.0 percent, for the fourth quarter, compared with $18.5 million, or 19.9 percent, in the prior year quarter.  The profitability was lower year over year due to lower raw material costs in the prior year quarter as a result of a gain related to commodity hedging.

•

Sales for CMC totaling $161.9 million decreased by $1.7 million, or 1.0 percent, compared to sales of $163.6 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $5.6 million, sales increased by $3.9 million, or 2.4 percent, from the prior year quarter.  The increase was due to higher demand for carbon pitch in North America and Australia, partially offset by lower pitch sales in China and phthalic anhydride in North America.  Operating profit was $6.1 million, or 3.8 percent, in the fourth quarter, compared with $3.1 million, or 1.9 percent, in the prior year quarter.  Adjusted EBITDA was $24.2 million, or 14.9 percent, in the fourth quarter, compared with $23.8 million, or 14.5 percent, in the prior year quarter.

•

Operating profit was $13.6 million, or 3.2 percent, compared with $13.6 million, or 3.7 percent, in the prior year quarter.  Adjusted EBITDA was $46.9 million, or 11.0 percent, compared with $42.4 million, or 11.6 percent, in the prior year quarter, due primarily to higher profitability from the RUPS business, partially offset by lower profitability for the PC segment.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net loss attributable to Koppers in the fourth quarter was $2.6 million compared with net loss of $14.8 million in the prior year quarter.  Adjusted net income was $12.4 million, compared with $9.0 million in the prior year quarter.

•	Diluted EPS was a loss of $(0.13), compared with a loss of $(0.71) per share in the prior year quarter. Adjusted EPS for the quarter was $0.60, compared with $0.40 for the prior year period.
•

In the fourth quarter of 2018, items excluded from adjusted EBITDA consisted of $19.0 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $18.3 million of pre-tax charges, both of which primarily consisted of restructuring expenses, non-cash LIFO expense and non-cash adjustments related to mark-to-market commodity hedging.

2018 Financial Performance

•

Consolidated sales of $1.710 billion represented the highest level of revenues in the history of the company, and increased by $234.7 million, or 15.9 percent, as compared to $1.476 billion in the prior year.  Excluding sales related to acquired businesses, consolidated sales increased by $72.3 million or 4.9 percent.

•

Operating profit was $110.4 million, or 6.5 percent, compared with $123.6 million, or 8.4 percent, in the prior year.  Adjusted EBITDA was $221.6 million, or 13.0 percent, compared with $200.4 million, or 13.6 percent, in the prior year.  On an adjusted basis, the profitability amount generated in 2018 was a historical high for the company.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•	Net income attributable to Koppers was $23.4 million compared with net income of $29.1 million in the prior year. Adjusted net income was $74.7 million, compared with $81.0 million in the prior year.
•

Diluted EPS was $1.10, compared with $1.32 per share in the prior year.  Adjusted EPS for the year was $3.50, compared with $3.68 for the prior year.  This decrease from prior year was primarily due to higher interest expense and higher depreciation and amortization costs.  The effective tax rate for 2018 was approximately 47 percent on reported earnings and approximately 30 percent on adjusted earnings.

•

In 2018, items excluded from adjusted EBITDA consisted of $55.7 million of pre-tax charges, while adjusted net income and adjusted EPS for the year excluded $59.4 million of pre-tax charges, both of which primarily consisted of restructuring expenses, non-cash LIFO expense, non-cash expense related to mark-to-market commodity hedging and acquisition-related items.

•

Capital expenditures for the 12 months ended December 31, 2018, were $109.7 million compared with $67.5 million for the prior year period.  The current year amount consists of spending on the new naphthalene unit construction at a CMC facility in Stickney, Illinois, and expanding production capacity at PC production facilities in the U.S., business critical spending at its Mayfield, Australia, facility, and general spending to maintain the safety and efficiency of global operations.

•

At December 31, 2018, total debt was $990.4 million and, net of cash and cash equivalents, net debt was $949.8 million, compared with total debt of $677.0 million and net debt of $616.7 million at December 31, 2017.  On a year-over-year basis, the net debt was higher by $333.1 million, primarily due to acquisitions, higher than normal capital expenditures and working capital increases.  At December 31, 2018, the company’s net leverage ratio was 4.3 and on a pro-forma basis, including acquisitions, was 4.2.

2019 Outlook

Koppers expects that 2019 sales will be approximately $1.8 billion to $1.9 billion, based upon a full year’s sales from the acquisitions made in 2018, and an overall stronger demand environment in the wood-based technology related businesses, particularly Performance Chemicals.

Although headwinds associated with higher raw material costs are expected to continue and earnings in China are likely to be lower in 2019, results are expected to improve year over year, contingent on the ongoing cyclical recovery in the Railroad and Utility Products and Services business, new commercial opportunities in the Performance Chemicals business, an entire year of contribution from acquisitions, and projected savings of approximately $10 million to $15 million related to the completed naphthalene unit at the Stickney, Illinois, facility.

In addition, as part of its strategic plan, the company has identified actions to improve profitability by $10 million in 2019, and approximately $25 million to $40 million to be realized over the next five years.  The benefits are expected to be realized through network optimization, commercial development, raw materials, and other cost savings.

On an adjusted basis, Koppers expects EBITDA of approximately $210 million to $225 million for 2019, compared with approximately $222 million in the prior year.  The company is anticipating higher year-over-year interest expenses and depreciation and amortization costs in 2019.  Accordingly, the 2019 adjusted EPS is forecasted to be in the range of $2.87 to $3.32, compared with $3.50 in the prior year.  The projected effective tax rate in 2019 will be approximately 30 percent.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Based on a capital expenditure plan of $140 million over a two-year period, beginning in 2018, the remaining $30 million of capital investments is forecast to occur in 2019.

The pro-forma net debt to adjusted EBITDA ratio is projected to be in the range of 3.8x to 4.1x at December 31, 2019.  The company plans to reduce debt by a minimum of $80 million in 2019.

Commenting on the forecast, Mr. Ball said, “I expect our wood-based businesses to see significant improvements in profitability in 2019 due to a number of factors.  Ultimately, the strength of the served end markets for wood treatment will determine whether those businesses will generate enough improvement to offset the lower contribution from CMC as that segment settles back into a more normalized profit range.  In our RUPS segment, we are on the path towards the first year-over-year improvement since 2015, driven by an improved demand environment, and enhanced by the realization of cost and commercial synergies related to various integration and strategic initiatives.  Additionally, the key to our PC business achieving improved results will be realizing at least five to eight percent of year-over-year volume growth, driven by average year-over-year organic growth and greater market share penetration.”

Mr. Ball continued, “In the short-term, we will refocus our efforts on reducing our leverage as we have done during similar times in the past. I believe that we have multiple levers at our disposal to do so and we will intently evaluate each opportunity.  Longer-term, our story remains positive as we continue to reshape Koppers into a global leader of providing sustainable solutions for building out the global infrastructure.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 833-366-1128 in the United States/Canada, or 412-902-6774 for international, Conference ID number 10127750. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers190301-1100AM.html. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10127750. The recording will be available for replay through March 31, 2019.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecasted amounts for these items cannot be reasonably estimated due to their nature, but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.  Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net sales	$425.4	$366.1	$1,710.2	$1,475.5
Cost of sales	351.2	290.4	1,375.1	1,153.4
Depreciation and amortization	12.3	14.8	50.8	49.8
Loss on sale of assets	8.3	0.0	8.3	0.0
Impairment and restructuring charges	0.2	10.4	4.0	16.2
Selling, general and administrative expenses	39.8	36.9	161.6	132.5
Operating profit	13.6	13.6	110.4	123.6
Other income, net	1.8	0.5	0.7	2.5
Interest expense	16.2	10.6	56.3	42.5
Loss on pension settlements	0.0	1.2	0.0	10.0
Loss on extinguishment of debt	0.0	0.0	0.0	13.3
Income (loss) before income taxes	(0.8)	2.3	54.8	60.3
Income tax provision	1.6	16.6	26.0	29.0
Income (loss) from continuing operations	(2.4)	(14.3)	28.8	31.3
Income (loss) from discontinued operations, net of tax (expense) benefit of $0.0, $(0.1), $(0.4) and $0.2	0.0	0.5	0.4	(0.8)
Net income (loss)	(2.4)	(13.8)	29.2	30.5
Net income attributable to noncontrolling interests	0.2	1.0	5.8	1.4
Net income (loss) attributable to Koppers	$(2.6)	$(14.8)	$23.4	$29.1
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$(0.13)	$(0.73)	$1.10	$1.44
Discontinued operations	0.00	0.02	0.02	(0.04)
Earnings (loss) per basic common share	$(0.13)	$(0.71)	$1.12	$1.40
Diluted -
Continuing operations	$(0.13)	$(0.73)	$1.08	$1.36
Discontinued operations	0.00	0.02	0.02	(0.04)
Earnings (loss) per diluted common share	$(0.13)	$(0.71)	$1.10	$1.32
Weighted average shares outstanding (in thousands):
Basic	20,511	20,766	20,871	20,754
Diluted	20,511	20,766	21,326	22,000

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$40.6	$60.3
Accounts receivable, net of allowance of $2.5 and $2.5	189.7	159.2
Income tax receivable	2.8	1.7
Inventories, net	284.7	236.9
Other current assets	22.5	48.6
Total current assets	540.3	506.7
Property, plant and equipment, net	417.9	328.0
Goodwill	296.5	188.2
Intangible assets, net	188.0	129.6
Deferred tax assets	15.5	18.4
Other assets	21.7	29.3
Total assets	$1,479.9	$1,200.2
Liabilities
Accounts payable	$177.2	$141.9
Accrued liabilities	109.9	127.9
Current maturities of long-term debt	11.6	11.4
Total current liabilities	298.7	281.2
Long-term debt	978.8	665.6
Accrued postretirement benefits	48.2	46.3
Deferred tax liabilities	6.8	7.3
Other long-term liabilities	80.4	94.0
Total liabilities	1,412.9	1,094.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,028,957 and 22,384,476 shares issued	0.2	0.2
Additional paid-in capital	206.0	190.6
Retained earnings	27.2	7.4
Accumulated other comprehensive loss	(87.2)	(40.1)
Treasury stock, at cost, 2,480,213 and 1,606,028 shares	(90.0)	(58.2)
Total Koppers shareholders’ equity	56.2	99.9
Noncontrolling interests	10.8	5.9
Total equity	67.0	105.8
Total liabilities and equity	$1,479.9	$1,200.2

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2018	2017
Cash provided by (used in) operating activities:
Net income	$29.2	$30.5
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	50.8	49.8
Impairment of long-lived assets	0.0	3.7
Loss on extinguishment of debt	0.0	13.3
Loss (gain) on disposal of assets and investment	0.7	(1.5)
Insurance proceeds	(1.5)	0.0
Loss on sale of business	8.3	0.0
Deferred income taxes	9.1	1.6
Change in other liabilities	(22.6)	(21.1)
Non-cash interest expense	2.4	2.1
Stock-based compensation	12.5	10.6
Loss on pension settlement	0.0	10.0
Other - net	6.1	(0.8)
Changes in working capital:
Accounts receivable	(7.7)	(16.0)
Inventories	(18.3)	0.7
Accounts payable	30.8	(13.6)
Accrued liabilities	(27.0)	31.2
Other working capital	5.5	1.3
Net cash provided by operating activities	78.3	101.8
Cash (used in) provided by investing activities:
Capital expenditures	(109.7)	(67.5)
Acquisitions, net of cash acquired	(264.0)	0.0
Insurance proceeds	1.5	0.0
Repayments received on loan	0.0	9.5
Net cash (used in) provided by divestitures and asset sales	(4.2)	1.5
Net cash used in investing activities	(376.4)	(56.5)
Cash provided by (used in) financing activities:
Net increase in revolving credit facility borrowings	234.9	54.3
Borrowings of long-term debt	100.0	500.0
Repayments of long-term debt	(20.3)	(546.7)
Issuances of Common Stock	2.9	2.7
Repurchases of Common Stock	(31.8)	(5.2)
Payment of debt issuance costs	(2.9)	(11.0)
Net cash provided by (used in) financing activities	282.8	(5.9)
Effect of exchange rate changes on cash	(4.4)	0.1
Net (decrease) increase in cash and cash equivalents	(19.7)	39.5
Cash and cash equivalents at beginning of period	60.3	20.8
Cash and cash equivalents at end of period	$40.6	$60.3

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$164.2	$109.5	$634.8	$512.6
Performance Chemicals	99.3	93.0	420.0	411.2
Carbon Materials and Chemicals	161.9	163.6	655.4	551.7
Total	$425.4	$366.1	$1,710.2	$1,475.5
Operating profit (loss):
Railroad and Utility Products and Services	$0.0	$(3.9)	$5.9	$26.2
Performance Chemicals	8.0	14.8	36.2	71.4
Carbon Materials and Chemicals	6.1	3.1	70.7	28.0
Corporate Unallocated	(0.5)	(0.4)	(2.4)	(2.0)
Total	$13.6	$13.6	$110.4	$123.6
Operating profit (loss) margin:
Railroad and Utility Products and Services	0.0%	-3.6%	0.9%	5.1%
Performance Chemicals	8.1%	15.9%	8.6%	17.4%
Carbon Materials and Chemicals	3.8%	1.9%	10.8%	5.1%
Total	3.2%	3.7%	6.5%	8.4%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.9	$3.0	$17.7	$11.8
Performance Chemicals	4.5	4.6	17.8	17.9
Carbon Materials and Chemicals	2.9	7.2	15.3	20.1
Total	$12.3	$14.8	$50.8	$49.8
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$8.9	$1.3	$40.5	$38.7
Performance Chemicals	13.9	18.5	62.2	87.8
Carbon Materials and Chemicals	24.2	23.8	119.4	75.4
Corporate Unallocated	(0.1)	(1.2)	(0.5)	(1.5)
Total	$46.9	$42.4	$221.6	$200.4
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	5.4%	1.2%	6.4%	7.5%
Performance Chemicals	14.0%	19.9%	14.8%	21.4%
Carbon Materials and Chemicals	14.9%	14.5%	18.2%	13.7%
Total	11.0%	11.6%	13.0%	13.6%

(1)	The tables below describe the adjustments to EBITDA for the quarters and years ended December 31, 2018 and 2017, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three months ended December 31,2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$0.0	$8.0	$6.1	$(0.5)	$13.6
Other income (loss)	(0.2)	0.0	1.8	0.2	1.8
Depreciation and amortization	4.9	4.5	2.9	0.0	12.3
Depreciation in impairment and restructuring charges	0.0	0.0	0.2	0.0	0.2
EBITDA with noncontrolling interest	$4.7	$12.5	$11.0	$(0.3)	$27.9
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	10.3	0.0	10.3
Non-cash LIFO expense	3.5	0.0	2.8	0.0	6.3
Mark-to-market commodity hedging	0.0	1.4	0.0	0.0	1.4
RUPS treating plant closures	0.8	0.0	0.0	0.0	0.8
Sale of specialty chemicals business	0.0	0.0	0.1	0.0	0.1
Adjusted EBITDA	$9.0	$13.9	$24.2	$(0.3)	$46.8
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	19.1%	29.5%	51.4%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three months ended December 31,2017
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$(3.9)	$14.8	$3.1	$(0.4)	$13.6
Other income (loss)	0.3	1.0	0.2	(1.0)	0.5
Depreciation and amortization	3.0	4.6	7.2	0.0	14.8
Pension settlement charge	0.0	0.0	0.0	(1.2)	(1.2)
Depreciation in impairment and restructuring charges	0.0	0.0	8.5	0.0	8.5
EBITDA with noncontrolling interest	$(0.6)	$20.4	$19.0	$(2.6)	$36.2
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	4.4	0.0	4.4
RUPS treating plant closures	1.3	0.0	0.0	0.0	1.3
Pension settlement charge	0.0	0.0	0.0	1.2	1.2
Non-cash LIFO expense	0.7	0.0	0.5	0.0	1.2
Reimbursement of environmental costs	0.0	(0.4)	0.0	0.0	(0.4)
Mark-to-market commodity hedging	0.0	(1.5)	0.0	0.0	(1.5)
Adjusted EBITDA	$1.4	$18.5	$23.9	$(1.4)	$42.4
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	3.2%	42.2%	54.6%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Year Ended December 31, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$5.9	$36.2	$70.7	$(2.4)	$110.4
Other income (loss)	(0.2)	2.4	1.9	(3.4)	0.7
Depreciation	17.7	17.8	15.3	0.0	50.8
Depreciation in impairment and restructuring charges	0.0	0.0	4.0	0.0	4.0
EBITDA with noncontrolling interest	$23.4	$56.4	$91.9	$(5.8)	$165.9
Unusual items impacting net income:
CMC restructuring	0.0	0.0	22.7	0.0	22.7
Non-cash LIFO expense	8.7	0.0	3.9	0.0	12.6
Mark-to-market commodity hedging	0.0	6.9	0.0	0.0	6.9
UIP inventory purchase accounting adjustment	6.0	0.0	0.0	0.0	6.0
Acquisition closing costs	0.0	0.0	0.0	3.1	3.1
Contract buyout	1.6	0.0	0.0	0.0	1.6
Pension settlement charge	0.0	(1.1)	0.0	2.2	1.1
Sale of specialty chemicals business	0.0	0.0	0.9	0.0	0.9
RUPS treating plant closures	0.8	0.0	0.0	0.0	0.8
Adjusted EBITDA	$40.5	$62.2	$119.4	$(0.5)	$221.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	18.2%	28.0%	53.8%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Year Ended December 31, 2017
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$26.2	$71.4	$28.0	$(2.0)	$123.6
Other income (loss)	(0.3)	2.4	1.4	(1.0)	2.5
Depreciation	11.8	17.9	20.1	0.0	49.8
Pension settlement charge	0.0	0.0	0.0	(10.0)	(10.0)
Depreciation in impairment and restructuring charges	0.0	0.0	13.0	0.0	13.0
EBITDA with noncontrolling interest	$37.7	$91.7	$62.5	$(13.0)	$178.9
Unusual items impacting net income:
CMC restructuring	0.0	0.0	14.2	0.0	14.2
Pension settlement charge	0.0	0.0	0.0	10.0	10.0
RUPS treating plant closures	1.7	0.0	0.0	0.0	1.7
Reimbursement of environmental costs	0.0	(0.4)	0.0	0.0	(0.4)
Non-cash LIFO expense (benefit)	0.2	0.0	(0.7)	0.0	(0.5)
Mark-to-market commodity hedging	0.0	(3.5)	0.0	0.0	(3.5)
Adjusted EBITDA	$39.6	$87.8	$76.0	$(3.0)	$200.4
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	19.5%	43.2%	37.4%

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(2.4)	$(13.8)	$29.2	$30.5
Interest expense	16.2	10.6	56.3	42.5
Loss on extinguishment of debt	0.0	0.0	0.0	13.3
Depreciation and amortization	12.3	23.3	54.8	62.8
Income taxes	1.6	16.6	26.0	29.0
(Income) loss from discontinued operations	0.0	(0.5)	(0.4)	0.8
EBITDA with noncontrolling interests	27.7	36.2	165.9	178.9
Unusual items impacting net income
Impairment, restructuring and plant closure costs	11.1	5.7	23.5	15.9
Non-cash LIFO expense (benefit)	6.3	1.2	12.6	(0.5)
Mark-to-market commodity hedging	1.4	(1.5)	6.9	(3.5)
UIP inventory purchase accounting adjustment	0.0	0.0	6.0	0.0
Acquisition closing costs	0.1	0.0	3.1	0.0
Contract buyout	0.0	0.0	1.6	0.0
Sale of land	0.0	0.0	1.1	0.0
Sale of specialty chemicals business	0.1	0.0	0.9	0.0
Pension settlement charge	0.0	1.2	0.0	10.0
Reimbursement of environmental costs	0.0	(0.4)	0.0	(0.4)
Total adjustments	19.0	6.2	55.7	21.5
Adjusted EBITDA with noncontrolling interests	$46.7	$42.4	$221.6	$200.4

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to Koppers	$(2.6)	$(14.8)	$23.4	$29.1
Unusual items impacting net income
Impairment, restructuring and plant closure costs	10.5	17.6	27.1	33.3
Non-cash LIFO expense (benefit)	6.3	1.2	12.6	(0.5)
Mark-to-market commodity hedging	1.4	(1.5)	6.9	(3.5)
UIP inventory purchase accounting adjustment	0.0	0.0	6.0	0.0
Acquisition closing costs	0.0	0.0	3.1	0.0
Contract buyout	0.0	0.0	1.6	0.0
Sale of land	0.0	0.0	1.1	0.0
Sale of specialty chemicals business	0.1	0.0	1.0	0.0
Debt refinancing costs	0.0	0.0	0.0	13.3
Pension settlement charge	0.0	1.2	0.0	10.0
Reimbursement of environmental costs	0.0	(0.4)	0.0	(0.4)
Total adjustments	18.3	18.1	59.4	52.2
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(3.3)	(14.3)	(13.0)	(21.8)
Income tax - U.S. Tax Reform	0.0	20.5	5.3	20.5
Noncontrolling interests	0.0	0.0	0.0	0.2
Effect on adjusted net income	15.0	24.3	51.7	51.1
Adjusted net income including discontinued operations	12.4	9.5	75.1	80.2
(Income) loss from discontinued operations	0.0	(0.5)	(0.4)	0.8
Adjusted net income	$12.4	$9.0	$74.7	$81.0

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to Koppers	$(2.6)	$(14.8)	$23.4	$29.1
Adjusted net income (from above)	$12.4	$9.0	$74.7	$81.0
Denominator for diluted earnings per share (in thousands)	20,511	20,766	21,326	22,000
Earnings per share:
Diluted earnings (loss) per share	$(0.13)	$(0.71)	$1.10	$1.32
Adjusted earnings per share	$0.60	$0.40	$3.50	$3.68

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Year ended December 31,
	2018	Proforma 2018	2017
Total Debt	$990.4	$990.4	$677.0
Less: Cash	40.6	40.6	60.3
Net Debt	$949.8	$949.8	$616.7
Adjusted EBITDA	$221.6	$225.7	$200.4
Net Leverage Ratio	4.3	4.2	3.1

UNAUDITED RECONCILIATION OF ADJUSTED EBITDA

TO PROFORMA ADJUSTED EBITDA

(In millions)

Year ended December 31,
2018
Adjusted EBITDA with noncontrolling interests	$221.6
Proforma adjusted EBITDA from acquisitions	4.1
Proforma adjusted EBITDA with noncontrolling interests	$225.7